UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/04/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 4, 2009, the Registrant completed a second and final tranche of a private placement offering with certain accredited investors (each, an "Investor" and collectively, the "Investors") for the purchase and sale of approximately 13,700 Common Stock Units ("Units") (the "Second Tranche"). Each full Unit consisted of 1,000 shares of the Registrant's common stock ("Shares") and a warrant ("Warrant") to purchase up to 100 additional shares of the Registrant's common stock. The purchase price for each full Unit was $612.09, or $0.6121 per share. At the closing, the Registrant received gross proceeds of $8.4 million and issued 13,709,681 Shares and Warrants entitling the Investors to purchase a maximum of 1,369,381 shares of the Registrant's common stock ("Warrant Shares"). The Units, Shares, Warrants, and Warrant Shares (collectively, "Securities") will not be or have not been registered under the Securities Act of 1933, as amended ("Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act, or any applicable state securities laws. The foregoing description of the Subscription Agreements is qualified by reference to the complete terms of such agreements, the form of which is included herewith as Exhibit 10.1.

The Warrants have an exercise price of $0.85 per share, cannot be exercised for a period of six months following the date of issuance, and expire after five years. The Warrants permit the holder to exercise on a cashless basis and contain standard anti-dilution provisions.

As disclosed in a Current Report on Form 8-K filed by the Registrant on August 7, 2009, the Registrant closed a private placement offering of Units on August 3, 2009, whereby it received gross proceeds of $3.9 million and issued 6,408,500 Shares and Warrants entitling the Investors to purchase a maximum of 640,901 Warrant Shares (the "First Tranche"). The First Tranche and the Second Tranche resulted in the sale of an aggregate of approximately 20,100 Units and the Registrant's receipt of an aggregate of $12.3 million in gross proceeds (the "Offering").

J.P. Turner & Company, L.L.C. ("JP Turner") served as the placement agent in the Offering, and in consideration for their services received (i) an aggregate cash fee of $1,477,688 ($470,707 related to the First Tranche and $1,006,981 related to the Second Tranche), (ii) a warrant to purchase a maximum of 724,357 shares of common stock ("Three Year Warrant") and (iii) a retainer warrant to purchase a maximum of 300,000 shares of common stock ("Retainer Warrant"). The Three Year Warrant and Retainer Warrant each have an exercise price of $0.85 per share, cannot be exercised until March 5, 2010, and contain a cashless exercise feature and standard anti-dilution provisions. The Three Year Warrant expires on September 4, 2012 and the Retainer Warrant expires on September 4, 2014.

The foregoing description of the Offering, Units, Warrants, Warrant Shares, Three-Year Warrant and Retainer Warrant is qualified by reference to the complete terms of the Subscription Agreement, Warrant, Three Year Warrant and Retainer Warrant, the forms of which are included herewith as Exhibits 10.1, 10.2, 10.3 and 10.4.

On September 8, 2009, the Registrant issued a press release announcing the Registrant's closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As a result of the Offering, an anti-dilution price reset provision contained in the warrants issued by the Registrant on August 19, 2008 ("August 2008 Warrants") was triggered. The exercise price for the August 2008 Warrants was reset to $3.245 and the number of shares subject to the August 2008 Warrants was increased to 16,650,875. As previously disclosed in a Current Report on Form 8-K filed by the Registrant on August 7, 2009, the exercise price for the August 2008 Warrants, as a result of the First Tranche, previously had been reset to $3.5886 and the number of shares subject to the August 2008 Warrants was increased to 15,056,613.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Securities were issued to accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The sale of Securities did not involve a public offering and was made without general solicitation or advertising. The Investors have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the Securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01.    Financial Statements and Exhibits

10.1 Form of Subscription Agreement
10.2 Investor Form of Warrant
10.3 Form of Three Year Warrant Issued to JP Turner
10.4 Form of Retainer Warrant Issued to JP Turner
99.1 Press Release dated September 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: September 11, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated September 8, 2009
EX-10.2	Investor Form of Warrant
EX-10.3	Form of Three Year Warrant Issued to JP Turner
EX-10.4	Form of Retainer Warrant Issued to JP Turner
EX-10.1	Form of Subscription Agreement